As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-294222

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEVON ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	73-1567067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Memorial City Plaza 840 Gessner Road, Suite 1400 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Devon 2022 Long-Term Incentive Plan

(Full titles of the plans)

Adam M. Vela

Senior Vice President and

General Counsel

Three Memorial City Plaza

840 Gessner Road, Suite 1400

Houston, Texas 77024

(281) 589-4600

(Name, address and telephone of agent for service)

Copies to:

Stephen M. Gill Mingda Zhao Skadden, Arps, Slate, Meagher & Flom LLP 845 Texas Avenue, Suite 2300 Houston, Texas 77002 (713) 655-5110	Dohyun Kim Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West, 395 9th Ave New York, New York 10001 (212) 735-2827

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Devon Energy Corporation (“Devon” or “Registrant,” “we,” “us” and “our”) hereby amends its original registration statement on Form S-4 (File No. 333-294222) filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2026, as amended by the Pre-Effective Amendment No. 1 thereto filed with the Commission on March 24, 2026 (the “Form S-4”), which the Commission declared effective on March 26, 2026, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, this “Registration Statement”).

Devon filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of February 1, 2026 (the “Merger Agreement”), by and among Devon, Cubs Merger Sub, Inc., a then direct, wholly-owned subsidiary of Devon (“Merger Sub”), and Coterra Energy Inc. (“Coterra”), providing for the merger of Merger Sub with and into Coterra, with Coterra surviving the merger (the “Merger”) as a direct, wholly-owned subsidiary of Devon. In connection with the Merger, and, upon closing of the Merger, each issued and outstanding share of Coterra common stock, par value $0.10 per share (“Coterra Common Stock”), was converted automatically into 0.70 shares of Devon Common Stock (the “Exchange Ratio”).

In connection with and subject to the occurrence of the Merger, Devon amended the Devon Energy Corporation 2022 Long-Term Incentive Plan, as amended and restated (the “Devon Plan”), to provide for a number of shares of Devon Common Stock available for issuance under the Devon Plan equal to the Exchange Ratio multiplied by the number of shares of Coterra Common Stock available for issuance under the Coterra Energy Inc. 2023 Incentive Plan (the “Coterra Plan”) as of immediately before the Merger (such shares of Devon Common Stock, the “Assumed Shares”). The Assumed Shares will be available under the Devon Plan for issuance until February 21, 2033, the expiration date of the Coterra Plan. The Assumed Shares may only be granted to individuals (i) employed or otherwise providing services to Coterra or its affiliates immediately before the closing of the Merger and (ii) hired by, or who otherwise first become service providers to Devon or its affiliates on or after the closing of the Merger.

This Post-Effective Amendment relates to an aggregate 12,386,440 shares of Devon common stock, consisting of the same number of Assumed Shares. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements to this Registration Statement pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission are incorporated as of their respective dates in this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as amended by the Annual Report on Form 10-K/A filed with the Commission on April 21, 2026;

•	Devon’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026;

•

The Registrant’s Current Reports on Form 8-K filed on February 2, 2026, March  24, 2026, April  2, 2026, April  10, 2026, April  24, 2026, and May 5, 2026 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

•

The description of the Devon Common Stock set forth in Exhibit 4.24 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including any amendment or report filed for the purposes of updating such description;

•

The audited consolidated financial statements and related notes included in, and Exhibit 99.1 attached to, Coterra Energy Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

•	The unaudited condensed consolidated financial statements and related notes included in Coterra Energy Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Delaware General Corporation Law

Devon is incorporated under the laws of the state of Delaware.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), or (2) by a majority vote of a designated committee of these directors (even though less than a quorum), or (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(c) of the DGCL provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors or officers for any monetary damages related to a breach of fiduciary duty as a director or officer, as long as the corporation does not eliminate or limit the liability of (a) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) a director’s violation of Section 174 of the DGCL (unlawful dividends), (d) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (e) an officer for any action by or in the right of the corporation.

Charter and Bylaws

Article VIII of our restated certificate of incorporation (our “Charter”) eliminates the personal liability of our directors and officers to the fullest extent permitted by the DGCL. Such section eliminates the personal liability of a director or officer to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the director’s or officer’s duty of loyalty to us or our stockholders, (b) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (c) with respect to any director, under Section 174 of the DGCL (unlawful dividends), (d) for any transaction from which the director or officer derived an improper personal benefit or (e) with respect to any officer, in any action by or in the right of Devon. Under our Bylaws, we agree that Devon is the indemnitor of first resort to provide advancement of expenses or indemnification to directors and officers.

Article VII of our bylaws, as amended and restated on June 7, 2023 (our “Bylaws”), provides that we will indemnify and hold harmless, to the fullest extent permitted by the law, any person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Devon) by reason of the fact that such person or a person of whom they are the legal representative is or was or has agreed to become our director or officer, or is or was our director or officer serving at our request as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any and all liability and loss suffered or incurred and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Article VII of our Bylaws also provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Devon to procure a judgment in its favor by reason of the fact that such person is or was our director or officer, or is or was our director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court will deem proper.

Indemnification Arrangements

We have entered into indemnification agreements with each of our directors. Subject to various terms and conditions, the indemnification agreements provide for, among other things, (i) indemnification rights for the directors with respect to certain claims and liabilities to the fullest extent permitted by Delaware law, (ii) the right to advancement of expenses for the directors with respect to certain claims and liabilities, (iii) clarification of the processes used to determine whether a director is entitled to indemnification and (iv) the maintenance of directors and officers liability insurance coverage for the directors. We have also entered into agreements with indemnification provisions with certain officers. These provisions indemnify those officers to the maximum extent permitted by law against costs, losses, claims, damages or other liabilities arising from their service to Devon and its affiliates, and such provisions also obligate us to maintain directors and officers liability insurance coverage for such officers, subject to certain conditions.

D&O Liability Insurance

We maintain directors’ and officers’ liability insurance.

The above discussion of Section 145 of the DGCL, our Charter and Bylaws, the indemnification agreements and our maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is respectively qualified in its entirety by such statute and documents.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

No.	Description

3.1	Registrant’s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed June 12, 2023; File No. 001-32318).

3.2*	Registrant’s Certificate of Amendment to the Restated Certificate of Incorporation.

3.3	Registrant’s Bylaws, as amended and restated on June 7, 2023 (incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed June 12, 2023; File No. 001-32318).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Devon Energy Corporation, regarding the legality of the securities being offered hereby (including consent).

23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm for Devon Energy Corporation.

23.3*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Coterra Energy Inc.

23.4*	Consent of DeGolyer and MacNaughton, Independent Reserve Engineer for Devon Energy Corporation.

23.5*	Consent of DeGolyer and MacNaughton, Independent Reserve Engineer for Coterra Energy Inc.

24.1	Power of Attorney (included on the signature page filed on the Form S-4 on March 12, 2026).

99.1	Devon Energy Corporation 2022 Long-Term Incentive Plan (amended and restated effective as of November 19, 2025) (incorporated herein by reference to Exhibit 10.5 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025).

99.2*	2026 Amendment to the Devon Energy Corporation 2022 Long-Term Incentive Plan (amended and restated effective as of November 19, 2025).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on May 7, 2026.

DEVON ENERGY CORPORATION

By:	/s/ Clay M. Gaspar
Name: Clay M. Gaspar
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below on May 7, 2026.

/s/ Clay M. Gaspar Clay M. Gaspar	President, Chief Executive Officer and Director (Principal executive officer)

/s/ Shannon E. Young III Shannon E. Young III	Executive Vice President and Chief Financial Officer (Principal financial officer)

/s/ Gregory F. Conway Gregory F. Conaway	Vice President and Chief Accounting Officer (Principal accounting officer)

* Ann G. Fox	Director

* Kelt Kindick	Director

* Karl F. Kurz	Director

* Brent Smolik	Director

* Valerie M. Williams	Director

*

The undersigned, by signing his or her name hereto, signs and executes this Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on March 12, 2026.

/s/ Clay M. Gaspar

Clay M. Gaspar
Attorney-in-Fact